Exhibit 4.33

English Translation

BANK OF COMMUNICATIONS

Version 1
No.: Dai Zi 0110311

FIXED ASSETS LOAN AGREEMENT

BANK OF COMMUNICATIONS CO., LTD.

No.: Dai Zi 0110311

FIXED ASSETS LOAN AGREEMENT

Important Note

To the Borrower:  please read the full text of this Agreement carefully, especially the terms marked with **. If you have any questions, please promptly request the Lender to provide an explanation.

Borrower:                                                                                            Yingli Energy (China) Company Limited (the “Borrower”)

Legal Representative (Responsible Person): Liansheng Miao

Legal Address:                                                               3399 North Chaoyang Avenue, Baoding, Heibei

Mailing Address:                                                   3399 North Chaoyang Avenue, Baoding, Heibei

Lender:                                                                                                        Bank of Communications Co., Ltd., Hebei Branch (the “Lender”)

Responsible Person:                                   Chunjie Wu

Mailing Address:                                                   22 Ziqiang Road, Shijiazhuang

WHEREAS:

The Borrower has submitted an application to the Lender for a fixed asset loan facility. In order to define the rights and obligations of the parties, the Borrower and the Lender hereby agree to enter into this agreement (this “Agreement”) upon consultation.

Article 1                                 Loan Facility

1.1                                 Currency: Renminbi

1.2                                 Amount (in words): One Billion Yuan

1.3                                 The loan hereunder shall only be used to fund the construction of the 300 MW monocrystalline project.

1.4                                 Loan Term: From March 21, 2011 to December 10, 2014.

Article 2                                 Interest Rate and Interest Calculation and Payment

2.1                                 If the loan is made in RMB, the floating interest rate of RMB shall apply. The specific interest rate shall be determined as follows:

2.1.1                        The contract interest rate shall be the

☐ benchmark interest rate ☒ 5% above the benchmark interest rate ☐ below the benchmark interest rate ☒ upon effectiveness of this Agreement ☐ on the first disbursement date for 3 — 5 years (including 5 years)(Time).

2.1.2                        In the event of any adjustment to the benchmark interest rate by the People’s Bank of China during the term of this Agreement, the interest rate adjustment date of this Agreement shall be determined in accordance with item (i) as set forth below. From the adjustment date of the contract interest rate, the adjusted interest rate of the corresponding interest rate category as of such adjustment date shall apply with no change in the upward (downward) adjustment.

(i)                                     The contract interest rate adjustment date shall be the date on which the People’s Bank of China has adjusted the interest rate.

2.1.3                        If as adjusted by the People’s Bank of China, the benchmark interest rate has been changed to a floating interest rate or become cancelled, the parties shall separately negotiate and adjust the loan interest rate of this Agreement, provided that the adjusted interest rate shall not be lower than the then applicable interest rate. If after more than 1 month from the adjustment date of the People’s Bank of China, the parties have not agreed on the adjusted interest rate, the Lender shall have the right to declare the loan hereunder to be due and payable in whole prior to the maturity date.

2.2                                 If the loan is made in foreign currency, the interest rate shall be agreed upon as follows:

(n/a — struck out) (Foreign Currency)                                     Interest Rate shall be (n/a — struck out).

2.3                                 Daily Interest Rate = Monthly Interest Rate/30;

Monthly Interest Rate= Annual Interest Rate/12

2.4                                 Interest Calculation

2.4.1                        Normal Interest = Interest Rate set forth herein X Amount Disbursed X number of days of borrowing. The number of days of borrowing shall be calculated from the disbursement date to the maturity date.

2.4.2                        The default interest for any overdue or misappropriated loan shall be calculated based on the amount and actual number of days for which the loan has been overdue or misappropriated. If the loan is RMB denominated, the default interest rate shall be 50% above the interest rate set forth herein should the loan be overdue and 100% should the loan be misappropriated. In the event of any adjustment in the benchmark interest rate by the People’s Bank of China after the loan with floating interest rate has become overdue or misappropriated, the Lender shall have the right to adjust the default interest rate hereunder, and the new default interest rate shall apply from the date on which the People’s Bank of China has adjusted the interest rate. If the loan is foreign currency denominated, the default interest rate shall be (n/a — struck out) above the interest rate set forth herein (n/a — struck out).

2.5                                 The interest on the loan hereunder shall be settled in accordance with item (i) as set forth below, and upon maturity of the loan, shall be paid in full together with the principal. The interest settlement date shall be the interest payment date:

(i)                                     The interest shall be settled on the 20th of the last month of each quarter;

2.6                                 Other agreements with respect to the interest rate

(n/a — struck out).

Article 3                                 Disbursement and Repayment of the Loan

**3.1                   The loan hereunder may be drawn in installments, provided that the total amount of all drawdowns by the Borrower shall not exceed the amount set forth in Article 1. In the event of any drawdown by the Borrower in any other currency (other than the currency set forth in Article 1.1) pursuant to Article 9 hereof, for the sole purpose of determining the remaining amount that may be drawn down, the exchange rate published by the Bank of Communications at the beginning of each day shall be used for conversion. If there is no exchange rate directly available, the exchange rate reasonably determined by the Bank of Communications shall be used for conversion.

3.2                                 With respect to the first drawdown made by the Borrower, prior to the satisfaction of all conditions set forth below, the Lender shall have the right to refuse the disbursement:

(i)

The Borrower has completed the procedures required by law as well as other procedures required by the Lender with respect to the loan project and borrowing matters, such as government licenses, approvals, verifications, filings and registrations, and such license, approval, verifications, filings, registrations and procedures remain effective;

(ii)

The guarantee contract under this Agreement (if any) has become and remains effective, and if such guarantee contract is a mortgage contract and/or pledge contract, the security interest has been created and remains effective;

(iii)	The Borrower has opened a special loan disbursement account, a repayment reserve account and a project revenue account with the Lender as required by the Lender (if any);
(iv)	There has been no material adverse effect on the operation and financial condition of the Borrower;
(v)

The Borrower has provided the relevant documentation acceptable to the Lender, proving that the equity capital in the same proportion to the loan has been in place in full and the actual progress of the project has matched the amount invested;

(vi)	The payment method of the loan is in compliance with this Agreement, and in the case of entrusted payment by the Lender, the Lender has agreed to make such payment;
(vii)

In the event of any drawdown of the loan in foreign currency, the Borrower has provided the documentation proving that the loan has been in compliance with the relevant foreign exchange administration policies, including, but not limited to, effective foreign exchange utilization certificates or registration documents;

(viii)	The first drawdown date shall be no later than May 27, 2011;
(ix)	The Lender believes that the there has been no adverse change in the main economic and technical parameters of the loan project and the loan project is progressing normally;
(x)	No “Acceleration Event” hereunder has occurred.

3.3                                 With respect to each subsequent drawdown made by the Borrower, prior to the satisfaction of all conditions set forth below, the Lender shall have the right to refuse the disbursement:

(i)	The matters and documents set forth in Article 3.2 (i), (ii) and (vii) remain effective;
(ii)

The Borrower has provided the relevant documentation acceptable to the Lender, proving that the equity capital in the same proportion to the loan has been in place in full and the actual progress of the project has matched the amount invested;

(iii)	The payment method of the loan is in compliance with this Agreement, and in the case of entrusted payment by the Lender, the Lender has agreed to make such payment;
(iv)	There has been no material adverse effect on the operation and financial condition of the Borrower;
(v)	The drawdown date shall be no later than (n/a — struck out) ;
(vi)	The Lender believes that there has been no adverse change in the main economic and technical parameters of the loan project and the loan project is progressing normally;
(vii)	No “Acceleration Event” hereunder has occurred;
(viii)	Other:

(n/a — struck out).

3.4                                 The Borrower has designated the account set forth below as the disbursement account, which is ☐ is not ☒ the special loan disbursement account opened by the Borrower with the Lender.

Account Name: Yingli Energy (China) Company Limited

Account Number: 131080270018010008875

Bank: Bank of Communications Co., Ltd., Hebei Branch, Beianjie Subranch

If a special loan disbursement account has been opened, the disbursement and payment of the loan shall be processed through such account. Such account shall only be used for the disbursement and outward payment of the loan (for which only “Settlement Business Notice” certificate will be issued), nor shall it be used to process checks, drafts, bank acceptance drafts or any other settlements. In the event that any transfer of loan funds is processed by the Borrower directly, the Borrower must process it at a counter of the office where the account was opened. The interest on the deposit in such account shall be included in the loan repayment settlement account.

3.5                                 Prior to each drawdown, the Borrower shall initiate the relevant drawdown procedure at least 5 bank business days in advance, and indicate the payment method (entrusted payment by the Lender or direct payment by the Borrower). For each drawdown, only one payment method may be used.

Entrusted payment by the Lender shall be used for any single payment of loan fund exceeding RMB 5 Million (the lowest of (i) 5% of the total investment amount in the project, (ii) RMB 5 Million or (iii) any other amount as required by the Lender). Direct payment by the Borrower shall be used for any payment of loan fund not exceeding the foregoing threshold.

3.6                                 Entrusted payment shall mean the direct payment of the loan fund by the Lender pursuant to the Borrower’s entrusted payment authorization letter through the Borrower’s account to the Borrower’s transaction counterpart in compliance with the purpose set forth herein upon disbursement of the loan hereunder.

In the event of any entrusted payment by the Lender, the Borrower shall submit to the Lender the drawdown request, entrusted payment authorization letter in the form prescribed by the Lender, borrowing certificate, the relevant settlement business application letter/check/credit certificate and other information required by the Lender, indicating the loan drawdown amount as well as the recipient and amount of the payment. The loan drawdown amount shall be the same as the amount of the payment.

The Lender shall have the right to request the Borrower, independent intermediaries and contractors to jointly inspect the equipment construction or engineering construction progress, and shall make loan disbursements based on a joint verification certificate issued and indicating that the conditions set forth herein have been satisfied. The relevant conditions are as follows:

(n/a — struck out).

If any payment proposed by the Borrower is not in compliance with this Agreement, the Lender shall have the right to reject such payment and return the entrustment payment authorization letter submitted by the Borrower.

If the Lender has agreed to make the payment, in the event of any failure to make the outward payment or any return of payment due to any incorrect information provided by the Borrower, the Borrower shall resubmit the relevant certificates and materials with correct information within the period of time prescribed by the Lender.

3.7                                 Direct payment by the Borrower shall mean the direct payment of the loan fund by the Borrower to its counterpart in compliance with the purpose set forth herein upon disbursement of the loan by the Lender to the Borrower’s account pursuant to this Agreement.

In the event of any direct payment by the Borrower, the Borrower shall submit to the Lender the drawdown request, borrowing certificate, explanation of the fund utilization and other information required by the Lender. The Borrower shall summarize and report to the Lender the loan fund payment information by (n/a — struck out) (Date). The Lender shall have the right to check whether the loan disbursed has been used for the purpose set forth herein by way of account analysis, certificate verification and on-site investigation, etc., and the Borrower shall cooperate with such checks.

3.8                                 The actual disbursement date and disbursed amount shall be as set forth in the borrowing certificate.

Article 4                                 Repayment of the Loan

4.1                                 The fund sources for loan repayment shall include, but is not limited to, the sales revenue generated from the loan project, subsidies, depreciation and other revenues of the Borrower. In no event shall the agreement on the fund sources for loan repayment set forth herein have any effect on the obligation of the Borrower to repay the principal of and interest on the loan pursuant to this Agreement.

4.2                                 The Borrower shall repay the principal of and interest on the loan on the maturity date set forth in Article 1.4 hereof and according to the following provision. In the event of any inconsistency between the maturity date set forth in the borrowing certificate and that set forth herein, the borrowing certificate shall prevail:

Time of Repayment	Currency	Amount of Repayment
December 10, 2011	RMB	One Hundred and Thirty Million	(in words)
December 10, 2012	RMB	Two Hundred and Sixty Million	(in words)
December 10, 2013	RMB	Three Hundred and Thirty Million	(in words)
December 10, 2014	RMB	Two Hundred and Eighty Million	(in words)

**4.3                   Without the written consent of the Lender, the Borrower shall not make any prepayment for the loan.

4.4                                 If a special loan disbursement account has been opened, the Borrower hereby designates the following account as the repayment settlement account for handling the settlement of the loan repayment and transfer expenses of the loan funds.

Account Name:             Yingli Energy (China) Company Limited

Account Number: 131080270018010008875

Bank: Bank of Communications Co., Ltd., Hebei Branch, Beianjie Sub-branch

4.5                                 The Borrower has ☐ has not ☒ opened a special repayment reserve account with the Lender.

Account Name:             (n/a — struck out)

Account Number: (n/a — struck out)

Bank: (n/a — struck out)

The Borrower warrants that, prior to the repayment in full of the principal and interest, without the Lender’s written consent, the Borrower shall not change or cancel the special repayment reserve account, and shall be in accordance with the following:

☐ (n/a — struck out)% of the cash flow revenue of the fixed assets investment project shall be deposited into the aforementioned account;

☐ (n/a — struck out)% of the Borrower’s cash flow revenue shall be deposited into the aforementioned account;

☐ the capital remaining in the aforementioned account should not be lower tha an daily average of (n/a — struck out).

4.6                                 The Borrower has ☒ has not ☐ opened a special project revenue account with the Lender. Prior to repayment of principal of and interest on the loan in whole, all project revenue shall be deposited into such account, and all settlement business relating to the project shall be handled at the Bank of Communications.

Account Name:             Yingli Energy (China) Company Limited

Account Number: 131080270018010008875

Bank: Bank of Communications Co., Ltd., Hebei Branch, Beianjie Subranch

The terms and conditions for any outward payment from such account shall be as follows:

The Borrower must obtain the Lender’s consent to any outward payment from such account for salaries, taxes and any other amounts as required by laws and regulations.

**  Article 5             Representations and Warranties of the Borrower

5.1                                 The Borrower is an entity duly established and validly existing under law, has all necessary power and capacity to perform the obligations under this Agreement in its own name and bear civil liability, and has met the investment entity qualification and operation qualification requirements for the loan project.

5.2                                 Execution and performance of this Agreement is a true expression of intent of the Borrower and all required consent, approval and authorization has been obtained without any legal defect.

5.3                                 All documents, statements, materials (including the transaction materials of its counterpart) and information provided by the Borrower to the Lender in the course of loan application and execution and performance of this Agreement are true, accurate, complete and valid. No information has been omitted or concealed that could have an effect on the assessment by the Lender of the Borrower’s financial condition, repayment capability and the project situation.

5.4                                 The loan project is in compliance with the State’s industry, land and environmental protection policies, and has gone through the legal administration procedures for fixed assets investment project as required.

5.5                                 Upon execution of this Agreement, the Borrower is not a shareholder or the “actual controlling person” (within the meaning of the Company Law) of the guarantor, nor does it intend to become a shareholder or actual controlling person of the guarantor.

Article 6                                               Rights of the Lender

6.1                                 The Lender shall have the right, in accordance with this Agreement, to recover the principal of and interest on the loan (including compound interest, default interest on overdue and misappropriated loan), collect the sums payable by the Borrower, and exercise other rights required by law or under this Agreement.

6.2                                 The Lender shall have the right to manage and control the payment of the loan funds in accordance with the relevant regulatory provisions and this Agreement, and monitor the relevant accounts in accordance with this Agreement.

Article 7                                               Obligations of the Borrower

7.1                                 The Borrower shall repay the principal of and interest on the loan hereunder in accordance with the time, amount and currency for loan drawdown as provided herein.

7.2                                 The Borrower shall use the loan for the purpose set forth herein, and shall not misappropriate the loan hereunder for any other purpose. The Borrower shall utilize the loan funds as provided herein, and shall not divide it into smaller amounts in order to avoid entrusted payment by the Lender; and in the case of direct payment by the Borrower, no single payment of loan fund shall exceed the threshold set forth herein.

**7.3                   The Borrower shall bear the costs and expenses hereunder, including, but not limited to, notarization fees, appraisal fees, evaluation fees and registration fees.

The Borrower shall bear the settlement expenses related to the payment of the loan funds (including entrusted payment by the Lender and direct payment by the Borrower itself) and shall timely and fully pay applicable expenses in accordance with the scope, rate and time prescribed by the Lender.

Where a special loan disbursement account is opened, payment of loan funds (including entrusted payment by the Lender and direct payment by the Borrower itself) will be processed through the payment system of the People’s Bank of China if the relevant payee account is not maintained with the Bank of Communications.

If the loan disbursement account is not a special loan disbursement account, payment of loan funds (including entrusted payment by the Lender and direct payment by the Borrower itself) will be processed through the payment system of the People’s Bank of China if the relevant payee account is maintained with a different bank in a different city.

**7.4                   The Borrower shall comply with the business rules and operating practices of the Lender with respect to processing business related to the loan and shall, among others, cooperate with the supervision and control by the Lender with respect to the use of the loan use and operating conditions of the Borrower, timely provide all such financial statements and other materials and information as required by the Lender and ensure the truthfulness, completeness and accuracy of such documents, material and information.

**7.5                   In the event of any of the following, the Borrower shall give the Lender written notice no less than 30 days in advance, and shall not proceed with any such action before full settlement of the entirety of the loan principal and interest hereunder or receipt by the Lender of such repayment schedule and securities as are acceptable to the Lender:

(i)                                     sale, gifting, lease, lending, transfer, mortgage, pledge or other disposal of all or a substantial part of the assets or material assets of the Borrower; or

(ii)                                  any actual or potential material change in the operating system or the ownership structure or form of the Borrower, including without limitation the implementation of any contracting, leasing, joint operation with a third party, restructuring into the form of a company, restructuring into the form of a joint stock company, sale or consolidation (merger), equity or cooperative joint venture, spin-off, creation of a subsidiary, equity transfer, ownership assignment, or capital reduction.

	(iii)	(n/a — struck out).
**7.6	The Borrower shall notify the Lender in writing within 7 days of the occurrence or likely occurrence of any of the following:
(i)

amendment of its articles of association; change of its corporate name, legal representative (responsible person), domicile, postal address, scope of business or other matters registered with the industry and commerce administration; or the making of any decision having a material effect on its finances or human resources;

	(ii)	proposed voluntary filing of bankruptcy of the Borrower or its guarantor, or likely or actual involuntary filing (by creditors) of bankruptcy of the Borrower or its guarantor;
(iii)

any involvement in any material litigation, arbitration or administrative measure, or, the taking of any conservatory measure or other enforcement measures in respect of the principal assets of the Borrower, or assets of the project financed by the loan, or any guarantee(s) under this Agreement;

	(iv)	provision of a guarantee to a third party, which results in a material adverse effect on its economic or financial conditions or its ability to perform its obligations hereunder;
	(v)	entry into any contract having a material effect on its operations and financial conditions;
(vi)

the Borrower or its guarantor becoming the subject of any cessation of production, closing-down, dissolution, cessation of operations for rectification, deregistration, or any revocation of business license;

	(vii)	involvement of the Borrower or its legal representative (responsible person) or key executives in any breach of law or regulation or any applicable exchange rules;
(viii)

occurrence of serious difficulties in its business operations, or deterioration of its financial conditions, or occurrence of any other event having an adverse effect on the operations, financial condition, repayment ability or economic condition of the Borrower;

	(ix)	any related party transaction of an amount equal to or greater than 10% of the last audited net assets;
(x)

the Borrower becomes or is likely to become the shareholder or the “actual controlling person” (within the meaning of the Company Law) of the guarantor, before full settlement of all indebtedness hereunder;

(xi)

occurrence of any of the following to the project financed by the loan during the course of its construction: progress falling behind schedule and suffering delay; quality problems; or the exceeding of the total investment amount;

(xii)

occurrence of any of the following to the project financed by the loan during the course of its operation : operations failing to meet expected performance targets; operating cashflow from the project failing to meet the requirements set out in the project appraisal report; abnormality in the production, operation or sales of the project; or

	(xiii)	adverse changes in the key economic and technological indicators of the project financed by the loan.
**7.7

If the guarantee provided hereunder suffers any change adverse to the claims of the Lender, the Borrower shall timely provide at the request of the Lender other guarantee(s) acceptable to the Lender.

For the purpose hereof, the term “change” includes without limitation: any consolidation, spin-off, cessation of production, closing-down, cessation of operations for rectification , or deregistration of the guarantor, or any revocation of business license or any voluntary or involuntary filing of bankruptcy of the guarantor; any material change in the operating or financial conditions of the guarantor; involvement of the guarantor in any material litigation, arbitration or administrative measure, or, the taking of any conservatory measure or other enforcement measures in respect of its principal assets; diminution or likely diminution in value of, or imposition of conservatory measures on, the guarantee(s) hereunder; involvement of the guarantor or its legal representative (responsible person) or key executives in any breach of law or regulation or any applicable rules of any exchange; the missing or death (declared death) of the guarantor (where the guarantor is an individual); breach of the security contract by the guarantor; occurrence of a dispute between the guarantor and the Borrower; the request by the guarantor of terminating the guarantee contract; the ineffectiveness, voidance or revocation of the guarantee contract; failure to create, or invalidity of, the guarantee interest; or other events affecting the safety of the claims of the Lender.

7.8

The Borrower warrants that from the date hereof until full settlement of the entirety of the loan principal and interest and relevant expenses hereunder, its financial indicators shall remain bound by the following:

	(i)	(n/a — struck out)

	(ii)	(n/a — struck out)
	(iii)	(n/a — struck out).
7.9	Before full settlement of the entirety of the loan principal and interest, the Borrower warrants that the project financed by the loan shall always satisfy the following:
	(i)	The progress of the project will not fall behind the progress of fund utilization;
	(ii)	Other funds arranged for the construction project will be timely and fully put in place and will be utilized in the same proportion as the loan funds;
	(iii)	The environmental protection facilities of the project will be simultaneously designed, constructed and put into production with the main body works of the project;
	(iv)	The project complies with all relevant energy saving and emission reduction requirements of the state;
	(v)	Upon its completion, the project will timely pass the completion environmental appraisal review of the project.

Article 8		Insurance

8.1

The Borrower shall in accordance with the request of the Lender obtain commercial insurance for the fixed assets of the project and shall name the Lender as a first order insurance proceeds claimant in such commercial insurance. Upon completion of the insurance procedures, the Borrower shall deliver the original policy to the Lender for safekeeping.

8.2	During the term of this Agreement the Borrower shall timely pay all insurance premiums and shall fulfill other obligations necessary for such insurance to remain in effect.
8.3

If the Borrower fails to take out or renew such insurance, the Lender shall be entitled to obtain or renew the same on its own and pay the premium or obtain other insurance maintenance measures in lieu of the Borrower, provided that the Borrower shall provide necessary assistance and shall assume the insurance costs and relevant expenses incurred by the Lender in connection therewith.

Article 9		Other Agreements

The Borrower warrants that:
	(i)	all settlement operations related to the project shall be handled through the Bank of Communications;
	(ii)	upon completion of the project, the assets of the project will be mortgaged to the Lender; and
(iii)

the accounts covered by Article 4.6 hereof shall also include (without limitation) US/Euro accounts; the conditions for external payment from such foreign currency accounts shall be determined in accordance with the same external payment conditions and method applicable to the account set out in Article 4.6.

**Article 10		Loan Acceleration

10.1	Any of the following will be deemed an “Acceleration Event” hereunder:
	(i)	The representations and warranties of the Borrower set out in Article 5 are untrue;
	(ii)	Any of the notifiable events set out in Article 7.6 has actually occurred, which, in the opinion of the Lender, will affect the safety of its claims;
	(iii)	the Borrower breaches the provisions of this Agreement;
(iv)

The Borrower is in breach with respect to the performance of another contract entered into with the Lender or any contract entered into with a third party, or its debts under such contract are likely to be declared or have been declared accelerated.

10.2	In the event of any “Acceleration Event,” the Lender shall be entitled to take any, a combination of, or all of the following actions:
	(i)	to cease the disbursement of any loan not yet drawn-down by the Borrower;
	(ii)	to cease processing the payment of any loan already drawn-down but not yet utilized by the Borrower;
	(iii)	to demand the Borrower to discuss with the Lender within a set period of time additional conditions for loan disbursement and payment;
	(iv)	to demand the Borrower to change the payment method as required by the Lender and open a special loan disbursement account; and
	(v)	to unilaterally declare all loan principal disbursed under the Agreement accelerated and demand the Borrower to immediately repay all matured loan principal together with accrued interest.

**Article 11		Breach

11.1

If the Borrower fails to timely and fully repay any principal or interest of the loan or to utilize the loan in accordance with the purpose set out herein, the Lender shall charge interest at the default interest rate applicable to the defaulted loan or at the default interest rate applicable to the misappropriated loan, and all due but unpaid interest will accrue on a compound basis.

11.2

If the Borrower fails to timely and fully repay the principal or interest of the loan, the Borrower shall assume the costs for repayment request(s), litigation costs (or arbitration costs), expenses for conservatory measures, expenses for public announcements, expenses for enforcement, attorney’s fees, travel and accommodation costs and other costs and expenses incurred by the Lender for the purpose of realizing its claims.

11.3

If the Borrower evades the supervision of the Lender, or defaults on the repayment of loan principal and interest, or avoids or disowns debts in bad faith or is otherwise guilty of similar actions, the Lender shall be entitled to report such actions of the Borrower to relevant authorities and publish the same in the news media.

** Article 12		Provisions on Fund Deduction and Transfer

12.1

The Borrower hereby authorizes the Lender to deduct and transfer from any account opened by the Borrower with the Bank of Communications funds equal to any due and payable loan principal or interest or any default interest, compound interest or other expense in connection therewith.

12.2

Upon such deduction and transfer, the Lender shall notify the Borrower of the account number(s), the loan contract number(s) and the Borrowing Certificate number(s) related to such deduction or transfer, the amount deducted or transferred as well as the balance of the relevant debt.

12.3

If the amount deducted or transferred is not sufficient to settle all of the debt of the Borrower, such amount shall first be applied towards the payment of due but unpaid expenses. Afterwards, the remaining amount after such expense payment shall: (a) first be applied towards the payment of due but unpaid interest , default interest, or compound interest, and then towards the payment of due but unpaid principal, if default on the principal and interest payments has been for a period of less than 90 days; or (b) first be applied towards the payment of due but unpaid principal, and then towards the payment of due but unpaid interest, default interest, or compound interest, if default on the principal and interest has been for a period of 90 days or more.

12.4

If the amount deducted or transferred is denominated in a different currency from that of the debt subject to such set-off, it shall be converted into an amount denominated in the currency of such debt at the exchange rate published by the Bank of Communications at the time of such deduction or transfer.

Article 13		Notice

13.1

The contact details provided by the Borrower herein (including the postal address, phone number, fax number, etc.) are true and valid. The Borrower will immediately notify the Lender in writing of any change of any such contact detail by mailing or delivering the changed information to the postal address of the Lender set forth herein. Such change to such information will become effective only upon actual receipt by the Lender of such change notice and revision by the Lender of relevant records.

13.2

Unless otherwise expressly stated herein, the Lender shall be entitled to give any of its notices to the Borrower in any of the following manners. The Lender shall have the right to select any means of notification as it deems fit and shall in no event be held liable in whatsoever manner for any transmission error, omission or delay with the postal service, fax, telephone or any other communication system. Where the Lender uses at the same time more than one means of notification, the Borrower shall be deemed to have been notified by the means of communication through which the notice first reaches the Borrower. A notice will be deemed to have been given to the Borrower at the following times:

	(i)	if delivered by means of an announcement, on the date the Lender publishes the announcement on its website, or its online bank facility or its telephone bank facility, or at its business offices;
	(ii)	if delivered in person, on the date the Borrower affixes its signature in acknowledgement of receipt;
(iii)

if delivered by post (including express mail service, ordinary mail and registered mail) to the postal address of the Borrower last known by the Lender, on the 3rd day (intracity) or 5th day (intercity) after the mailing date (regardless of the possibility that such mail may be returned to sender);
	(iv)	if delivered by fax or other means of electronic communication to the fax number or electronic communication address of the Borrower last known by the Lender, on the date of the transmission.

Article 14		Information Disclosure and Confidentiality

14.1	The Lender shall maintain in confidence the business secrets and other information and materials of the Borrower marked in writing as confidential, provided that the Lender may disclose the same if:
	(i)	such disclosure is required by applicable laws, regulations or listing rules;
	(ii)	such disclosure is required by a judicial authority or a governmental authority;
	(iii)	such disclosure is being made to outside professional advisors of the Lender; or
	(iv)	such disclosure has been agreed to or authorized by the Borrower.
14.2

The Borrower agrees that the Bank of Communications may use or disclose, in the circumstances set forth below, any and all information and materials related to the Borrower (including without limitation the basic information, loan transaction information and other relevant information and materials of the Borrower) and the Borrower will assume all consequences arising therefrom:

(i)

the Lender discloses such information and materials to, or, permit such information and materials to be used by, business outsourcing service organizations, third-party service providers, other financial institutions or other entities or individuals deemed necessary by the Lender, including without limitation other branches, or fully or partially-owned subsidiaries of the Bank of Communications, for the purposes of: (i) the carrying-out of the loan business or matters related to the loan business, including the promotion of the loan business of the Bank of Communications, the collection of defaulted sums from the Borrower, assignment of loan claims, etc., (ii) provision or possible provision of new products or services to the Borrower or further provision of services to the Borrower, and (iii) improved maintenance, management and enhancement of customer relationships;

(ii)

the Lender submits such information and materials to the Credit Reference Center of the People’s Bank of China or other credit reference entity or credit information database that may be established upon approval by the People’s Bank of China;

(iii)

the Lender uses, or allows a third party to use, on a confidential basis, such information or materials for the purpose of business operations, management, statistics gathering, analysis and risk control.

Article 15		Dispute Resolution

This Agreement is governed by the laws of the People’s Republic of China. Any dispute arising hereunder shall be submitted to adjudication by the competent court having jurisdiction over the district where the Lender is located. While in dispute, the parties shall continue to perform all provisions not affected by their dispute.

Article 16		Miscellaneous

**16.1	The Borrower agrees that the Lender may search and retain its credit information in connection with the loan application and post-lending management processes.

16.2

The drawdown request form hereunder, and any drawdown request, entrusted payment authorization letter or borrowing certificate executed by the parties, and relevant documents and materials mutually confirmed by the parties are all an indivisible part of this Agreement.

16.3

This Agreement shall become effective once it has been executed (or affixed with the personal seal) and affixed with the corporate seals by the legal representative (responsible person) or authorized representative of the Borrower and the responsible person or authorized representative of the Lender, respectively.

16.4	This Agreement shall be made in five (5) originals. The two parties and the guarantor (if any) shall each hold one original.

The Borrower has thoroughly read the foregoing provisions and the Lender has at the request of the Borrower provided relevant clarifications. The Borrower has no objection to the content of any of such provisions.

Borrower (Corporate seal):		Lender (Corporate seal):

Yingli Energy (China) Company		Bank of Communications Co. Ltd
Limited		Hebei Branch

Legal Representative		Responsible Person
(Responsible Person)		Or
Or Authorized Representative:		Authorized Representative:
(Signature or seal)	/s/ Liansheng Miao	(Signature or seal)	/s/ [Signature illegible]

Date of Execution:		Date of Execution:
March 17, 2011		March 17, 2011

No.:

Drawdown Request

Bank of Communications Co., Ltd.                   Branch (Sub-branch) (“Lender”):

Pursuant to the No.                 Fixed Assets Loan Agreement (“Agreement”) between the Borrower and the Lender, the Borrower hereby requests to draw down the loan under the Agreement. The details are as specified below:

1.  Loan Currency:              ;  Amount (in words) :

2.  Method of Payment:

☐ Entrusted Payment; or

Relevant details are specified in the No.         Entrusted Payment Authorization Letter.

☐ Direct Payment

1. This request is a supplement to the Agreement. Unless otherwise stated herein, the respective rights and obligations of the Borrower and the Lender and relevant matters shall continue to be dealt with in accordance with the Agreement.

2. Where the Lender agrees to disburse the loan funds, the specific amount, date and maturity of such disbursement shall be as specified in the Borrower Certificate.

3. The Borrower warrants that the representations and warranties of the Borrower under the Agreement remain valid.

Borrower (Corporate seal):

Legal Representative

(Responsible Person)

Or Authorized Representative

(Signature or seal):

Date of Request:

The Lender agrees to disburse the loan funds pursuant to the above conditions within 3 business days of the execution date hereof.

Lender (Corporate seal):

Responsible Person

Or Authorized Representative

(Signature or seal):

Execution Date:

Note: This request in made in two copies. The Borrower and the Lender will each hold one copy.